NxStage Increases Revenue Guidance for the Fourth Quarter and Full-Year 2014

Full-Year 2014 Home Revenue Projected to Increase Approximately 18%

LAWRENCE, MA, January 13, 2015 -- NxStage® Medical, Inc. (Nasdaq: NXTM), a leading manufacturer of innovative dialysis products, today increased its revenue guidance for the fourth quarter and fiscal year ended December 31, 2014.
For the fourth quarter of 2014, the Company expects to deliver total revenue above $78 million, exceeding the top end of its previously announced guidance range for revenue to be between $74.5 to $76.5 million. This performance is expected to reflect above 18% growth in the Home when compared with the fourth quarter of 2013.
For the full-year 2014, the Company expects to deliver total revenue above $299 million, exceeding the top end of its previously increased guidance range for revenue to be between $296 to $298 million. Annual Home revenue growth for 2014 is expected to be approximately 18%, exceeding the Company’s previously announced guidance of 15% growth.
The Company also expects net loss for the fourth quarter and the full-year 2014 to be at the favorable end of its previously announced guidance ranges of $5 to $7 million and $24 to $26 million, respectively.
“Heading into 2014, we detailed a clear strategy to accelerate growth and adoption in the Home. We solidly executed against this strategy, delivering greater than 15% growth in Home within each quarter and ending the year well ahead of our 15% annual growth target,” stated Jeffrey H. Burbank, Chief Executive Officer. “2014 provides a great foundation upon which we expect to build on with a goal of 15% annual Home revenue growth in 2015 and beyond.”
Management will be presenting at the 33rd Annual J.P. Morgan Healthcare Conference in San Francisco, CA on Thursday, January 15th at 12:00 p.m. PST. A webcast of the presentation will be made available at http://ir.nxstage.com at the time of the presentation. The Company plans to announce its financial results for the fourth quarter and fiscal year ended December 31, 2014 on Thursday, February 26, 2015 at 9:00 am ET.
About NxStage
NxStage Medical, Inc. (Nasdaq: NXTM) is a medical device company, headquartered in Lawrence, Massachusetts, USA, that develops, manufactures and markets innovative products for the treatment of ESRD and acute kidney failure. For more information on NxStage and its products, please visit the Company's website at www.nxstage.com.

Forward-Looking Statements
This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. Examples of these forward-looking statements include statements as to the anticipated demand for the Company's products, anticipated operating results, including revenues, loss, gross margin, and other expectations as to future operating results. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond NxStage's control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements, including market acceptance and demand for NxStage's products domestically and internationally, growth in home and/or more frequent hemodialysis, unanticipated difficulties in achieving operational efficiencies and cost reductions, changes in reimbursement for home and more frequent hemodialysis, changes in the regulatory environment, changes in the historical purchasing patterns and preferences of our customers, including DaVita Healthcare Partners Inc. and Fresenius Medical Care, including in response to the Company's NxStage Kidney Care initiative, and certain other factors that may affect future operating results and which are detailed in NxStage's filings with the

Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014.

In addition, the statements in this press release represent NxStage's expectations and beliefs as of the date of this press release. NxStage anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while NxStage may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, whether as a result of new information, future events, or otherwise. These forward-looking statements should not be relied upon as representing NxStage's expectations or beliefs as of any date subsequent to the date of this press release.

Contact:

Kristen K. Sheppard, Esq.
VP, Investor Relations
ksheppard@nxstage.com